Exhibit 1.1

EXECUTION VERSION

CERTAIN INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE (I) SUCH INFORMATION IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

EQUITY PURCHASE AGREEMENT

BY AND AMONG

I-MAB BIOPHARMA HONG KONG LIMITED,

BRIDGE HEALTH BIO-TECH (SHANGHAI) CO., LTD.,
(桥健生物科技（上海）有限公司)

SELLERS

AND

SELLER REPRESENTATIVE

July 17, 2025

Exhibits

Exhibit A - Form of Proprietary Information and Inventions Assignment Agreement

Exhibit B - Short-Form EPA

Schedules

Schedule A - Company Equity Ownership

Schedule B - Sellers’ Pro Rata Share of Payments

Schedule C - Key Employees

Schedule D - Disclosure Schedule

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2025 (the “Agreement Date”), by and among:

(a)
I-Mab Biopharma Hong Kong Limited, a Hong Kong company (“Purchaser”);
(b)
Bridge Health Bio-tech (Shanghai) Co., Ltd. (桥健生物科技(上海)有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “Company”);
(c)
Runsheng Li (李润生), an individual with the ID number: [***] (“Mr. Li”);
(d)
Wentao Huang (黄文韬), an individual with the ID number: [***] (“Mr. Huang”);
(e)
Jun Mao (毛俊), an individual with the ID number: [***] (“Mr. Mao”);
(f)
Caixian Qian (钱才先), an individual with the ID number: [***] (“Ms. Qian” and collectively with Mr. Li, Mr. Huang and Mr. Mao, “Sellers”); and
(g)
Runsheng Li (李润生) in his capacity as the representative of Sellers (the “Seller Representative”).

Purchaser, the Company, Sellers and the Seller Representative are collectively hereinafter referred to as the “Parties” and individually a “Party.”

RECITALS

WHEREAS, each Seller holds of record for his or her benefit or as a nominee shareholder, or owns beneficially, the number of Equity Interests in the Company set forth opposite such Seller’s name on Schedule A attached hereto, which represent, in the aggregate, 100% of the Company’s Equity Interests and Registered Capital;

WHEREAS, each Seller desires to sell, or cause to sell to Purchaser, and Purchaser desires to purchase from each Seller, all of the record and beneficial ownership of the Equity Interests in the Company held by such Seller, on the terms and subject to the conditions set forth herein, as a result of which Purchaser will own 100% of the Company’s Equity Interests and Registered Capital (the “Transaction”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to set forth the conditions to the consummation thereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below.

“Accounting Principles” means the PRC Accounting Standards, also known as PRC generally accepted accounting principles, as in effect from time to time, applied in a manner consistent with the accounting principles and practices applied in the preparation of the Company’s financial statements

(to the extent such methodology is in accordance with the PRC Accounting Standards).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” has the meaning set forth in Section 3.6(c).

“Applicable Law” means, with respect to any Person, any local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Beneficial Owner” means the Seller to the extent that he or she is the beneficial owner of certain Equity Interests held by a Nominee Holder on behalf and for the benefit of such Seller.

“Business” means the business conducted or proposed to be conducted by the Company at any time since its formation.

“Business Day” means any day other than a Saturday, Sunday, a PRC, Hong Kong or U.S. national or state holiday, or a day on which commercial banks in the PRC, Hong Kong, the New York City, the U.S., are authorized to close.

“Cash” means, whether positive or negative, all unrestricted cash of the Company calculated as of the Closing and set forth in a certificate delivered by Sellers to Purchaser at the Closing, accompanied with a screenshot of each bank account statement of the Company. For the avoidance of doubt, the Cash will be calculated net of issued but uncleared checks and drafts written or issued by the Company.

“CD4B” [***]

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Claimant” has the meaning set forth in Section 10.14(a).

“Claimed Amount” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.6.

“Closing Cash and Indebtedness Certificate” has the meaning set forth in Section 2.7(b)(ii).

“Closing Date” has the meaning set forth in Section 2.6.

“Company” has the meaning set forth in the Preamble.

“Company IP Rights” means: (a) any and all Third-Party IP Rights licensed or purportedly licensed to the Company and used in connection with the Company’s Business, including Licensed IP Rights, and (b) any and all Company-Owned IP Rights.

“Company IP Rights Agreements” has the meaning set forth in Section 3.12(b).

“Company Pre-Closing Returns” has the meaning set forth in Section 6.8(a).

“Company Registered Intellectual Property” means all PRC, United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, or intent-to-use applications; (c) registered Internet domain names; (d) registered copyrights and applications for copyright registration; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each of the foregoing cases (a) – (e) owned by, registered or filed in the name of, the Company.

“Company-Owned IP Rights” means any and all Intellectual Property or Intellectual Property Rights relating to the conduct of the Business by the Company owned or purportedly to be owned by the Company, including each item of Company Registered Intellectual Property.

“Confidential Information” has the meaning set forth in Section 6.6.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any permit).

“Contingent Consideration” has the meaning set forth in Section 2.8.

“Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, obligation, promise, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, sale order, work order, lease insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Director” means each member of the board of directors or the executive director of the Company.

“Dispute” has the meaning set forth in Section 10.14(a).

“Earnout Condition” has the meaning set forth in Section 2.8(b).

“Earnout Payment” has the meaning set forth in Section 2.8(b).

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), license, covenant not to sue, pledge, charge (fixed or floating), security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other Encumbrance of any kind in respect of such asset.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Laws” means: (a) the common law; and (b) all Applicable Laws, by-laws, Orders, instruments, directives, decisions, injunctions and judgments of any Governmental Authority and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto.

“Equity Interests” means any registered capital, capital share, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exercisable or exchangeable for any registered capital, capital share, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“Equity Transfer Consideration” has the meaning set forth in Section 2.2.

“Equity Transfer Taxes” has the meaning set forth in Section 2.3(a).

“Export Approvals” has the meaning set forth in Section 3.6(d).

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Fraud” has the meaning set forth in Section 8.1(b).

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including a Tax Authority (as applicable), exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body established to perform such functions.

“Governmental Authorization” means any permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Governmental Subsidy” means any subsidy, financing, rebate, grant or refund (including in respect of Taxes) received from a Governmental Authority by the Company.

“Healsun Agreement” means that certain Technology Service Agreement dated as of March 1, 2019, by and between the Company and Hangzhou Healsun Biopharma Co., Ltd. (杭州皓阳生物技术有限公司).

“ICC” has the meaning set forth in Section 10.14(a).

“ICC Rules” has the meaning set forth in Section 10.14(a).

“Indebtedness” means the sum of the following items, calculated as of the Closing and set forth in a certificate delivered by Sellers to Purchaser at the Closing: (a) the principal amount and accrued interests of any indebtedness of the Company for borrowed money outstanding, (b) any indebtedness (including accrued interests) evidenced by any loan agreement, note, debenture, or other debt instrument or debt security, (c) all credit card balances of the Company and any unpaid interest owing thereon, (d) obligations of the Company in respect of capitalized or finance leases, (e) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company, (f) guarantees directly or indirectly of obligations of the type described herein, (g) any amounts payable to current or former shareholders of the Company (including any declared but unpaid dividends), (h) the unpaid and underpaid amounts of the social security and housing funds and all unpaid severance obligations for the Company’s current and past employees, including the employees’ shares of such social security and housing funds that the Company has failed to withhold, (i) any amounts of the Governmental Subsidies subject to refunding or repayment by the Company, (j) any Pre-Closing Tax, (k) all unpaid fees, costs, expenses, payments, expenditures and any Taxes for which any of the Company or Sellers are liable, arising from or in connection with the negotiation, preparation and consummation of the Transaction Documents or the Transaction, whether or not paid, billed or accrued, including any fees and expenses of legal counsel, accountants, tax advisors and other agents, and (l) all interest (including any gross up amounts thereon), prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing.

“Indemnifiable Damages” has the meaning set forth in Section 8.2(a).

“Indemnified Person” has the meaning set forth in Section 8.2(a).

“Indemnifying Person” has the meaning set forth in Section 8.2(a).

“Individual Income Tax Notice” means the Announcement of the State Administration of Taxation on Promulgating the Administrative Measures for Individual Income Tax on Income from Equity Transfers (for Trial Implementation) (国家税务总局关于发布《股权转让所得个人所得税管理办法（试行）》的公告), promulgated by the State Administration of Taxation of the People’s Republic of China on December 7, 2014, as Announcement (2014) No. 67, and the Notice on Further Improving the Inspection Service Regarding Individual Income Tax Payment Certificates for the Registration of Equity Transfers (关于进一步做好股权转让变更登记个人所得税完税凭证查验服务工作的通告) effective as of December 20, 2022, jointly issued by the Shanghai Municipal Tax Bureau under the PRC State Tax Administration and the Shanghai Administration for Market Regulation, as amended, supplemented, modified or interpreted from time to time by any implementing rules and regulations, and any successor rule or regulation thereof under the Applicable Laws of the PRC.

“Intellectual Property” means any and all intellectual property of any kind in any jurisdiction in the world (whether registered or unregistered), including all patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential and proprietary information and know how, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and any and all goodwill associated with and symbolized by the foregoing items, Internet domain names, Internet and World Wide Web URLs or addresses, social media accounts, all copyrights, copyright registrations and applications therefor, all mask works, mask work registrations and applications therefor, all semiconductor masks, layouts, architecture or topology, all computer software programs and software systems, including all algorithms, program logic, network designs, libraries, source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, prototypes, breadboards and other devices, all databases and data collections, tool sets, compilers, proprietary programming languages and materials, whether in source code, flowcharts, hypertext, human readable or other form, and all tangible embodiments of any of the foregoing.

“Intellectual Property Rights” means any and all rights (including any moral, economic, or proprietary rights), however denominated, which may exist or be created under the Applicable Laws of any jurisdiction in the world associated with Intellectual Property, all renewals and extensions thereof, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

“I-Mab” means I-Mab, a company incorporated under the laws of the Cayman Islands.

“I-Mab Tianjin” means I-Mab Bio-Tech (Tianjin) Co., Ltd. (天境生物技术(天津)有限公司).

“I-Mab US” means I-MAB Biopharma US Limited.

“Key Employees” means the individuals set forth in Schedule C attached hereto.

“LaNova” means LaNova Medicines Limited (礼新医药科技（上海）有限公司), a company established and existing under the laws of the PRC.

“LaNova Assignment and License Agreements” means (a) that certain Patent and Technology Assignment Agreement (in Chinese) dated November 21, 2019, by and between LaNova and the Company, and (b) that certain License Agreement (in English) dated as of March 12, 2020, by and between the Company and LaNova.

“Liabilities” means any and all debts, Taxes, liabilities and obligations of any nature, whether direct or indirect, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, regardless of whether such debts, Taxes, liabilities and obligations would be required by the Accounting Principles to be provided or reserved on a balance sheet.

“Licensed IP Rights” means Third-Party IP Rights that the Company has obtained rights pursuant to the grant of a license.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, is, or would reasonably be expected to be, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations, results of operations or prospects of the Company, or materially impede or delay the ability of any of Sellers, the Seller Representative or the Company to consummate the Transaction in accordance with the terms hereof and Applicable Laws.

“Material Contracts” has the meaning set forth in Section 3.14(a).

“MOFCOM” means the Ministry of Commerce of the PRC.

“Mr. Huang” has the meaning set forth in the Preamble.

“Mr. Li” has the meaning set forth in the Preamble.

“Mr. Mao” has the meaning set forth in the Preamble.

“Ms. Qian” has the meaning set forth in the Preamble.

“NMPA” means the National Medical Products Administration of the PRC.

“Nominee Holder” means a Seller to the extent that he or she holds certain Equity Interests on behalf and for the benefit of another Seller who is the Beneficial Owner.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Organizational Documents” means with respect to any Person, the articles of association, articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, shareholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, company, corporation, partnership, limited partnership, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and the islands of Taiwan.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of the Company or which the Company is or was required to withhold which are attributable to a Pre-Closing Tax Period or to any event which occurred or was deemed to occur for Tax purposes in relation to the Company during a Pre-Closing Tax Period, (b) any Taxes of any other Person for which the Company is liable in each case if the agreement, event or occurrence giving rise to such Liability occurred (or was deemed to occur for Tax purposes) on or before the Closing Date, and (c) any payroll or other Taxes of the Company or any Seller arising in connection with any payment required in connection with, pursuant to, or arising as a result of, this Agreement and the Transaction, in each case whether or not such Taxes are due and payable as of the Closing Date.

“Pro Rata Share” has the meaning set forth in Section 2.9.

“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, hearing, inquiry, audit, examination or investigation, in each case commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel, whether at law or in equity.

“Purchased Equity” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Quarterly Payment Date” has the meaning set forth in Section 2.2(a).

“Quarterly Payments” has the meaning set forth in Section 2.2(a).

“Registered Capital” means the registered capital (注册资本) reflected on the business license (营业执照) of a company or enterprise organized under the laws of the PRC.

“Regulatory Filings” means the registrations and filings required by the Governmental Authorities having the competent jurisdiction over the Company in connection with the Transaction, including (a) the registration and filing with the SAMR or its local counterpart of competent jurisdiction to reflect Purchaser as the sole equityholder of the Company; (b) the resignation of each Director appointed by Sellers and the appointment of each new Director appointed by Purchaser; (c) the resignation of the legal representative appointed by Sellers and the appointment of the new legal representative by Purchaser; (d) the amendment to the articles of association of the Company; and (e) the registration and filing with the MOFCOM or its local counterpart of competent jurisdiction to reflect

Purchaser as the sole equityholder of the Company and other relevant information.

“Related Party” has the meaning set forth in Section 3.15.

“Relief” includes (a) a loss, relief, saving, allowance, credit, deduction, reduction, reduced rate, exemption or set off of or in respect of any Tax or relevant to the computation of any income, profits or gains (and for the avoidance of doubt not including any Tax basis) and (b) a right to repayment of or in respect of Tax (including any repayment supplement, fee or interest in respect of Tax), and a reference to the use or set off of a Relief shall be construed accordingly.

“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, shareholders, Affiliates, agents, advisors, investment bankers, attorneys, accountants, or other representatives retained by any of them.

“Respondent” has the meaning set forth in Section 10.14(a).

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAMR” means the State Administration for Market Regulation of the PRC.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea and the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable PRC, U.S. or non-U.S. sanctions- or export-related restricted party list, including the list of sanctioned entities maintained by the United Nations, the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”), the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce, the EU Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy, the HM Treasury Consolidated List of Financial Targets in the United Kingdom, the sanctions announced by the PRC Ministry of Foreign Affairs and the Unreliable Entity List and the sanctions blocking statute (Rules on Counteracting Unjustified Extra-territorial Application of Foreign Legislation and Other Measures) issued by the PRC Ministry of Commerce, and similar lists of sanctioned parties maintained by other Governmental Authorities with regulatory authority over the Company and its operations from time to time; (b) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by, or acting on behalf of, a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Tax Certificates” has the meaning set forth in Section 2.3(a).

“Short-Form EPA” a short-form equity transfer agreement in bilingual versions (English and Chinese) in substantially the form attached hereto as Exhibit B (the “Short-Form EPA”), to be executed and delivered by each Seller to Purchaser prior to the Closing.

“Solvent” means that, as of any date of determination and with respect to any Person, (a) the amount of the “fair saleable value” of the assets of such Person and its wholly owned Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of such Person and its wholly owned

Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally understood in accordance with Applicable Laws governing the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the Business; and (c) such Person will be able to pay its debts, including contingent liabilities, as they mature.

“Stamp Taxes” has the meaning set forth in Section 2.4.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of a specified entity means any company, corporation, association, business entity, partnership or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (b) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxation,” “Taxes” and “Taxable”) means (a) any net income, diverted profits, branch profits, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, share capital, escheat, unclaimed property, profits, corporation, capital gains, license, registration, withholding, payroll, national insurance contributions, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, surcharge, levies, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the administration, collection or imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any report, return, election, claim, computation, document, estimated tax filing, declaration or other filing provided to any Tax Authority with respect to Taxes (including any attached schedules), including any information return, amended return or declaration of estimated Taxes, including any amendments thereto.

“Territory” has the meaning set forth in Section 6.7(a)(i).

“Third-Party IP Rights” means any Intellectual Property and/or Intellectual Property Rights owned or controlled by any Person other than the Company.

“TJBio” means TJ Biopharma (Shanghai) Co., Ltd. (天境生物科技(上海)有限公司), a company established and existing under the PRC law.

“TJBio License Agreement” means that certain License and Collaboration Agreement dated as of November 21, 2018, by and between the Company (with its English name being translated as “Bridge Health Bio-tech Co., Ltd.” therein) and I-Mab, supplemented by that certain Assignment Agreement dated as of July 1, 2021, by and among the Company, I-Mab and TJBio (f/k/a “I-Mab Biopharma Co., Ltd.”).

“TJBio Milestone Payment” [***]

“TJBio Payment” has the meaning set forth in Section 2.8(a).

“TJBio Side Letter” [***].

“Trade Controls” means all Applicable Laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced from time to time by the Governmental Authorities of the PRC, the U.S. (including without limitation OFAC, the Department of Treasury), the European Union, HM Treasury of the United Kingdom, any European Union Member State, the United Nations, or other similar Governmental Authorities with regulatory authority over the Company and its operations from time to time; (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, the European Union, HM Treasury of the United Kingdom, any European Union Member State, and the United Nations; (c) antiboycott requirements; and (d) the prevention of money laundering.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Short-Form EPA and each other agreement or document to be executed in connection with any of the transactions contemplated hereby or thereby.

“Upfront Payment” has the meaning set forth in Section 2.2(a).

“U.S.” means the United States of America.

“WuXi Agreement” [***]

ARTICLE II

TRANSACTION
2.1
Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller shall, and (in the case of a Seller who is a Beneficial Owner of any Equity Interests held by another Seller who is a Nominee Holder) shall cause such Seller to, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from such Seller, at the Closing, all of the Equity Interests of the Company held of record and/or beneficially owned by such Seller set forth opposite such Seller’s name on Schedule A attached hereto (the “Purchased Equity”), free and clear of any and all Encumbrances, which shall, in the aggregate, represent 100% of the Company’s Equity Interests and Registered Capital.
2.2
Equity Transfer Consideration. Upon the terms and subject to the conditions of in this Agreement (including Section 2.3), the aggregate consideration that Purchaser shall pay or cause to be paid to Sellers for all of the Purchased Equity (the “Equity Transfer Consideration”) shall comprise:
(a)
Upfront Payment: a total cash amount of US$1,800,000, plus (x) Cash, minus (y) all Indebtedness (the “Upfront Payment”); provided that Purchaser shall only pay to Sellers a total net cash amount equal to (A) the Upfront Payment, minus (B) the full amount of the Equity Transfer Taxes paid by Purchaser on behalf and for the benefit of Sellers pursuant to Section 2.3, within thirty (30) Business Days after the Closing; and
(b)
Quarterly Payments: a total cash amount of up to US$1,200,000, in a series of eight (8) equal installments over a period of twenty-four (24) months after the Closing, with each installment of US$150,000, payable at a three (3)-month interval commencing from the date that is three (3) months after the Closing (each, a “Quarterly Payment” and the due date for each Quarterly Payment, a “Quarterly Payment Date”); provided that Purchaser will deliver to the Seller Representative reasonably soon after the Closing (but in any event before the first Quarterly Payment

Date) a letter of credit or another form of deposit certificate issued by a creditworthy bank of I-Mab US or another non-PRC Affiliate of Purchaser showing at least the total amount of the Quarterly Payments.
2.3
Pre-Closing Tax Payments; Pre-Closing Deliverables.
(a)
Purchaser shall be entitled to deduct, withhold and pay or cause to be paid, on behalf and for the benefit of Sellers, the amount of the individual income Taxes with respect to the maximum aggregate amount of the Upfront Payment and the Quarterly Payments pursuant to the Individual Income Tax Notice (the “Equity Transfer Taxes”) to the Tax Authority of the competent jurisdiction pursuant to the requirements of such Tax Authority, and shall use commercially reasonable efforts to obtain the tax payment certificate (完税凭证) evidencing such payment (each, a “Seller Tax Certificate”). The Company, each Seller and the Seller Representative shall deliver to Purchaser the fully-executed deliverables set forth in Section 2.7(b) (other than those set forth in Section 2.7(b)(iii) through Section 2.7(b)(v)), including the Closing Cash and Indebtedness Certificate and all of the other documents, certificates and forms duly executed by the Company and each Seller to obtain the deliverables under Section 2.7(b)(v), before Purchaser withholds and pays or causes to be paid the Equity Transfer Taxes. The amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Sellers.
(b)
Each Seller and the Company represent and warrant to Purchaser, and shall further ensure, that, as of the Closing, (i) the Company shall have a total amount of Cash no less than the Cash amount certified in the Closing Cash and Indebtedness Certificate delivered by Purchaser pursuant to Sections 2.3(a) and 2.7(b)(ii) and (ii) the Company shall have a total amount of Indebtedness no more than the Indebtedness amount certified in such Closing Cash and Indebtedness Certificate.
(c)
Each Seller hereby fully, unconditionally and irrevocably agrees to the withholding and payment by Purchaser and authorizes Purchaser to file the Tax Returns, pay such Equity Transfer Taxes and obtain the Seller Tax Certificate on behalf and for the benefit of such Seller. The Company and the Sellers shall take all actions and execute all agreements, documents and instruments as Purchaser deems necessary or desirable to assist and facilitate Purchaser (and the Company if and as designated by Purchaser) to consummate and make effect the transactions contemplated by this Section 2.3.
(d)
In the event that Purchaser has paid the Equity Transfer Taxes to the Tax Authority on behalf and for the benefit of Sellers but this Agreement is terminated prior to the Closing pursuant to Section 9.1 (and, therefore, the ownership of the Purchased Equity has not been transferred from Sellers to Purchaser), the Company and the Sellers shall take all actions and execute all agreements, documents and instruments as Purchaser deems necessary or desirable to assist and facilitate Purchaser to obtain the refund or repayment of the full amount of such Equity Transfer Taxes.
2.4
Stamp Taxes. All transfer, documentary, sales, use, stamp, registration and other similar or equivalent Taxes and fees (including any penalties and interest) (“Stamp Taxes”) incurred in connection with the Transaction shall be paid by the Party that is liable under the Applicable Law for such Stamp Taxes when due as required by any Applicable Law. All necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar or equivalent Taxes and fees shall be filed by the Party responsible for filing such Tax Returns and other documentation under Applicable Laws, at the cost of each Seller. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of such Tax Returns and other documentation. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably necessary to such filing and being available on a mutually convenient basis to provide additional information and explanation of any matters provided hereunder.
2.5
Sellers’ Consents and Waivers. Each Seller, by entering into this Agreement, hereby irrevocably (a) acknowledges and confirms the record and beneficial ownership of the Equity Interests in the Company by and among Sellers as set forth in Schedule A attached hereto (whether as a record holder, Nominee Holder or Beneficial Owner), which shall supersede all prior Contracts, whether written, oral, implied or express, relating thereto, (b) agrees and consents to the Transaction, including the sale, transfer, assignment and delivery of the Purchased Equity by each other Seller to Purchaser hereunder and the allocation of the payments hereunder among Sellers pursuant to their Pro Rata Share as set forth in Schedule B attached hereto (subject to tax deduction and withholding), and (c) waives any right of first refusal, right of first offer, preemptive right or similar right under any Applicable Law or Contract with respect to the sale, transfer, assignment and delivery of any and all of the Purchased Equity by each other Seller to Purchaser hereunder.
2.6
Closing. The closing of the Transaction (the “Closing”) shall take place on a date that is no later than two (2) Business Days following the satisfaction or waiver of the conditions with respect to the Closing set forth in ARTICLE VII, other than such conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions or at such other time and location as the Parties agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”
2.7
Closing Deliveries; the Regulatory Filings.
(a)
Closing Deliveries by Purchaser. Purchaser shall deliver or cause to be delivered, at the Closing, each of the following:
(i)
a fully-executed Short-Form EPA executed by Purchaser; and
(ii)
to the Company payment evidence of the Stamp Taxes required to be paid by Purchaser under the Applicable Laws.
(b)
Closing Deliveries by the Company, Sellers and the Seller Representative. The Company, Sellers and the Seller Representative shall deliver or cause to be delivered to Purchaser, at the Closing, each of the following:
(i)
a fully-executed Short-Form EPA executed by the Company and each Seller;
(ii)
a certificate signed by the Company and each Seller, certifying the balance of Cash (accompanied with a screenshot of each bank account statement of the Company) and the amount of Indebtedness of the Company, in each case as of the Closing Date (the “Closing Cash and Indebtedness Certificate”);
(iii)
the Tax Returns and the Seller Tax Certificates for all Sellers pursuant to Section 2.3;
(iv)
payment evidence of the Stamp Taxes required to be paid by each Seller under the Applicable Laws;
(v)
copies of the updated business license of the Company and the updated registration records of the Company issued by the SAMR or its local counterpart of competent jurisdiction, and a screenshot of the system of MOFCOM or its local counterpart of competent jurisdiction, in each case showing that, as of the Closing, Purchaser is the holder of 100% of the Purchased Equity, and the resignation of the legal representative and each Director appointed by Sellers and the appointment of the new legal representative and each new Director appointed by Purchaser;
(vi)
signature specimen and banking tokens for each bank account of the Company, and a duly signed bank form removing and altering the current signatories of the Company’s bank accounts and appointing new signatories as Purchaser may direct with effect from the Closing Date;
(vii)
a duly executed resignation letter from the legal representative and each director, supervisor and officer of the Company;
(viii)
all chops (including, without limitation, legal representative chop, contract chops, finance chop and corporate chop), seals, and business licenses of the Company in physical format;
(ix)
all original copies of Contracts, records, Tax Returns, work papers and other documents or materials of the Company;
(x)
a duly executed waiver by Wentao Huang relating to the inventorship with respect to the Intellectual Property that arises during his employment by the Company, in form and substance reasonably satisfactory to Purchaser;
(xi)
a duly executed proprietary information and inventions assignment agreement in substantially the form attached hereto as Exhibit A, by the Company and each former or current employee set forth in Schedule C attached hereto;
(xii)
a duly executed acknowledgement by each of Runsheng Li and Wentao Huang relating to the reward and remuneration for their inventions;
(xiii)
a duly executed acknowledgement by Genomeditech (Shanghai) Co., Ltd.;
(xiv)
an amended Tax Return for corporate income taxes relating to the write-off of the accounts payable in May 2025, duly filed with the Tax authority of competent jurisdiction;
(xv)
a certificate duly executed by the chief executive officer of the Company, certifying that the conditions set forth in Section 7.2 have been satisfied; and
(xvi)
copies of resolutions unanimously passed by the board of directors and shareholders of the Company.
2.8
Contingent Consideration. Upon the terms and subject to the conditions of in this Agreement (including Section 2.8(c)), Sellers may be entitled to receive the following contingent payments (the “Contingent Consideration”), if any, upon the satisfaction of the applicable conditions set forth below.
(a)
TJBio Payment: [***]
(b)
Earnout Payment: [***]
(c)
Tax Withholding.
(i)
Purchaser shall be entitled to deduct, withhold and pay or cause to be paid, on behalf and for the benefit of Sellers, the amount of the individual income Taxes with respect to any Contingent Payment that has become due and payable pursuant to this Section 2.8 to the Tax Authority of the competent jurisdiction. The amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Sellers.

(ii)
Each Seller hereby fully, unconditionally and irrevocably agrees to the withholding and payment by Purchaser and authorizes Purchaser to file the Tax Returns and pay such Taxes on behalf and for the benefit of such Seller. The Company and the Sellers shall take all actions and execute all agreements, documents and instruments as Purchaser deems necessary or desirable to assist and facilitate Purchaser (and the Company if and as designated by Purchaser) to consummate and make effect the transactions contemplated by this Section 2.8(c).
2.9
Sellers’ Pro Rata Share. Subject to the terms and conditions of this Agreement (including Sections 2.3 and 2.8(c)), each Seller shall be entitled to receive his or her pro rata share (each Seller’s “Pro Rata Share”) of each of the Equity Transfer Consideration and the Contingent Consideration set forth opposite such Seller’s name on Schedule B attached hereto (subject to tax deduction and withholding) if and when Purchaser makes such payment pursuant to this Agreement; provided that the aggregate Pro Rata Share for all of Sellers shall not exceed 100%.
2.10
Purchaser’s Option to Accelerate. Notwithstanding anything to the contrary contained herein, Purchaser shall have the right (but not an obligation), in its sole discretion and option, to make (a) any and all of the Quarterly Payments before the applicable Quarterly Payment Date(s), (b) the TJBio Payment before receipt and collection of the TJBio Milestone Payment, and (c) the Earnout Payment before the Earnout Condition is achieved.
2.11
No Transfer of Payments. The right of each Seller to receive any payment hereunder (including the Quarterly Payments and the Contingent Payment if and when such becomes payable under Section 2.8) (a) shall not be evidenced by a certificate or other instrument, (b) does not represent any right other than the right to receive the consideration set forth in Sections 2.2 and 2.8, and (c) shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part by any Seller. Any attempted transfer of the right to any payment hereunder by any Seller shall be null and void.
2.12
Late Payments. Interest shall be payable on any payments that are not paid on or before five (5) Business Days after the date such payments are due under this Agreement at a rate per annum equal to the U.S. prime rate effective for the date that payment was first due as reported in The Wall Street Journal, and commencing on the date such payments are due and ending when paid.
2.13
Right to Setoff. [***]
2.14
Taking of Necessary Action; Further Action. The Company, Purchaser and Sellers shall sign and deliver any documents, deeds, Contracts or instruments and take or omit to take any further action that is necessary or desirable to effect the Closing and the other transactions contemplated by this Agreement and the other Transaction Documents, and to carry out the purposes of this Agreement and to vest Purchaser with full right, legal and beneficial title and interest in and to the Purchased Equity.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Purchaser to enter into this Agreement, Sellers, jointly and severally, hereby represent and warrant to Purchaser as set forth in this ARTICLE III.

3.1
Organization and Qualification; No Subsidiaries.
(a)
The Company is a limited liability company duly organized, registered, validly existing and in good standing under the laws of the PRC and no order has been made or resolution passed for winding-up or dissolution of the Company as of the Agreement Date or the Closing Date, as applicable. The Company has all requisite corporate power, capacity and authority: (i) to conduct its Business in the manner; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used as of the Agreement Date; and (iii) to perform its obligations under all Contracts by which it is bound.
(b)
The Company does not have any Subsidiaries or own any Equity Interest or profit sharing interest of any nature in, controls, directly or indirectly, any other Person, or is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, nor is the Company bound by any Contract under which it will become obligated to make, any future investment in or capital contribution to any other Person. The Company has not, at any time, been a general partner or limited partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.
3.2
Organizational Documents. The Company has provided to Purchaser complete and correct copies of the Company’s Organizational Documents. The Organizational Documents are in full force and effect, and the Company is not in violation of any of the provisions of its Organizational Documents in any material respect.
3.3
Capitalization.
(a)
All of the Purchased Equity constitutes the entire Registered Capital and Equity Interests in the Company and has been validly issued and fully paid up. Except for the Purchased Equity, there are no other Equity Interests in the Company issued, reserved for issuance or outstanding.
(b)
There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or Contracts, oral or in writing, to purchase or acquire from the Company any Equity Interests or any securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for or purchase other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests in the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any of its Equity Interests or any other interest of the Company. The Company has no option program or employee equity incentive program, nor has it ever issued any options or is under any obligation to issue or grant any Equity Interest to any Person. There is no share appreciation right, phantom equity or similar rights in existence with respect to the Company. The Company has no obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests.
3.4
Due Authorization. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the Transaction have been duly authorized by the board of directors of the Company, and the Company has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document and to consummate the Transaction. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms.
3.5
No Conflict; Required Filings and Consents.
(a)
The execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and the consummation of the Transaction by the Company will not, (i) conflict with or violate the Organizational Documents, (ii) conflict with or violate any Applicable Law or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, revocation, withdrawal, suspension, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any material property or asset of the Company pursuant to, any Contract or Governmental Authorization.

(b)
The execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and each other Transaction Document and the consummation of the Transaction by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Person (including any Governmental Authority), other than the Regulatory Filings.
(c)
Without limiting the generality of the foregoing, the Company has and will have sufficient capital surplus and cash in excess of all Liabilities and capital required to be reserved to consummate the Transaction in compliance with the Accounting Principles and Applicable Laws. No insolvency proceeding of any character including bankruptcy, dissolution, liquidation, receivership, or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets and properties is pending or is being contemplated by the Company or any Seller, is being threatened against the Company by any other Person, or will be pending, threatened or contemplated in connection with or as a result of the consummation of the Transaction, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. The Company will be Solvent immediately after giving effect to the consummation of the Transaction.
3.6
Governmental Authorizations; Compliance.
(a)
The Company has obtained all Governmental Authorizations necessary for it to own, lease and operate its properties and to carry on its Business in compliance with all Applicable Laws. The Company is in possession of all Governmental Authorizations and no suspension, cancellation or any other Encumbrance of any of the Governmental Authorizations is pending or threatened, and no facts exist that would reasonably be expected to result in the suspension, cancellation, or any other Encumbrance of any Governmental Authorization.
(b)
The Company is and has been in compliance with all Applicable Laws, including all Environmental Laws. The Company has not received any notice or other communication from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Applicable Law by the Company or its officers, directors, employees, or contractors.
(c)
Without limiting the generality of Section 3.6(b), neither the Company nor any of its Representatives, authorized to act or acting on behalf of the Company, directly or indirectly, (i) has used or is using funds for any contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using funds for any payments to any foreign or domestic governmental officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of monies or other properties or (iv) has made, offered, promised, provided, or authorized the provision of any bribe, gift, unlawful rebate, payoff, influence payment, kickback or other payment of any nature to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property or services (A) for the purpose of (1) influencing any act or decision of such government official, candidate, party, campaign or other Person, (2) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, or in breach of a duty of good faith or loyalty or the policies of his/her employer, (3) obtaining or retaining business for or with any Person, (4) expediting or securing the performance of official acts of a routine nature or (5) otherwise securing any improper advantage, or (B) in violation of the Foreign Corrupt Practices Act of 1977, the PRC Criminal Law, the PRC Anti-unfair Competition Law, the United Kingdom Bribery Act, anti-bribery legislation promulgated by the European Union and implemented by its member states, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction or other Applicable Laws relating to the prevention of corruption or bribery (collectively, “Anti-Bribery Laws”).

(d)
Without limiting the generality of Section 3.6(b), each Group Company has conducted its import, export and re-export transactions in accordance with all applicable import/export controls in countries in which each Group Company conducts its Business. Without limiting the foregoing, (i) each Group Company has obtained either directly or through a third party representative, all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the PRC and abroad, in each case, as necessary for the operation of its Business (“Export Approvals”); (ii) each Group Company is and has been, in compliance with the terms of all applicable Export Approvals; and (iii) there are no pending or threatened claims against the Company with respect to such Export Approvals or import, export or re-export transactions.
(e)
It is the general policy of Purchaser and its Affiliates not to conduct business in or with any Sanctioned Country, in view of the significant corruption, money laundering, terrorist financing, political, business, and operational risks that these jurisdictions present. Without limiting the generality of Section 3.6(b), neither the Company nor any of its equityholders, members, managers, officers, directors or employees or other Person acting on behalf of the Company, is or has been (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in each case directly or indirectly or (iv) otherwise in violation of Trade Controls. No Group Company is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Trade Controls, and no Group Company has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit in each case concerning any actual or potential violation or wrongdoing related to Trade Controls.
(f)
Without limiting the generality of Section 3.6(b), the Company has not used the services of any Person in any capacity that (i) has been debarred, disqualified or excluded from conduct relating to the development or approval, including the process for development or approval, of any drug, biological product, or medical device under Applicable Laws, including 21 U.S.C. § 335a; (ii) has been disqualified from participating in clinical trials pursuant to Applicable Laws; (iii) has been convicted of any offense required to be listed on the FDA Debarment List issued by the FDA or any similar list issued by the NMPA, the National Health Commission of the PRC or any foreign equivalent thereof; or (iv) is currently an individual, corporation, partnership, association or entity that has been, or is threatened to be, excluded from participation in any domestic or foreign national, state, multi-state, provincial or municipal or other local health care program as defined in Applicable Laws.
(g)
Without limiting the generality of Section 3.6(b), the Company is, and has been, in compliance with applicable requirements under: (i) the Drug Administration Law of China and its Implementing Regulation, the Measures for the Administration of Drug Registration, the Good Clinical Practices for Drugs, and the Good Laboratory Practice for Non-Clinical Laboratory Studies; and (ii) other Applicable Laws relating to the use in preclinical or clinical studies, collection, storage, distribution and transportation of drugs, biological products, medical devices, or human or animal biological specimens.
3.7
Liabilities. The Company has no Indebtedness or other Liabilities of any nature, other than those incurred in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of contract, tort or violation of law.
3.8
Absence of Certain Changes or Events. The Company has conducted its Business only in the ordinary course consistent with past practice. There has not occurred a Material Adverse Effect.

3.9
Absence of Litigation. There is no Proceeding pending against the Company before any Governmental Authority or threatened against the Company relating to any of its assets or properties. There is no basis for any Person to assert a claim against the Company based upon its this Agreement or the consummation of the Transaction. The Company has no Proceeding pending or threatened against any other Person.
3.10
Employment Matters.
(a)
The Company has made all required contributions and has no Liabilities under Applicable Laws. The Company has been in compliance with Applicable Laws, including with respect to employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices.
(b)
The Company has not been in delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has properly operated any applicable payroll system and has complied with its obligations in respect of social security and insurance schemes (including pension fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance, as well as a housing fund, as applicable). The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees and consultants of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(c)
No claim, dispute, administrative process, enquiry or investigation in relation to any employee or former employee has been made or threatened against the Company in relation to his or her employment and/or engagement and/or termination thereof, nor has there been any industrial action affecting the Company and there are no circumstances which might give rise to any such industrial action.
(d)
None of the execution and delivery of this Agreement or any other Transaction Document, or the consummation of the Transaction, either alone or in combination with any other event, will (i) entitle any current or former officer, director, employee, consultant, advisor or other service provider of the Company to severance pay or any increase in severance pay, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to a current or former officer, director, employee, consultant, advisor or other service provider of the Company.
3.11
Real Property. The Company does not own, and has never owned, any real property. The Company does not lease any real property. The lease agreement set forth in Section 3.11 of the Disclosure Schedule attached hereto have expired on its term, and there has not been, under such agreement or subleases, any default, breach or event of default or breach (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or by the other party to such lease agreement.
3.12
Intellectual Property.
(a)
The Company owns and has good and exclusive title to all Company-Owned IP Rights, in each case free and clear of any Encumbrance. The Company (i) owns and has independently developed or acquired or (ii) has the valid right or license to use as currently used all Company IP Rights. The Company IP Rights are sufficient for the conduct of the Business consistent with past practices and as presently conducted as of the Closing Date. No third party that has licensed any Licensed IP Rights to the Company has any ownership interest in or license rights to any improvements to or derivative works of such licensed Third-Party IP Rights made by or for the

Company. None of Company-Owned IP Rights is subject to any Proceeding or outstanding Order, Contract or stipulation restricting in any manner (A) the use, transfer or licensing thereof by the Company or which may affect the validity, use or enforceability thereof or (B) the conduct of the Business in order to avoid infringing or misappropriating Third-Party IP Rights.
(b)
The execution and delivery or effectiveness of this Agreement and each other Transaction Document and the consummation of the Transaction, (i) have not caused, and will not cause, the forfeiture or termination of, or give rise to a right of forfeiture or termination of, Company IP Rights, or impair the right of the Company or Purchaser to use, possess, sell or license Company IP Rights or portion thereof, (ii) have not caused, and will not cause, the Company or any Seller to be in breach of any Contract governing Company IP Rights (the “Company IP Rights Agreements”), (iii) have not resulted in, and will not result in, Purchaser or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iv) as a result of any Contract into which the Company has entered, have not resulted in, and will not result in, Purchaser or any of its Affiliates granting to any third party any right to Intellectual Property owned by, or licensed to, Purchaser or any of its Affiliates, and (v) have not resulted in, and will not result in, the modification, cancellation, termination, suspension of or acceleration of any payments with respect to Company IP Rights Agreements, or give any third party the right to do any of the foregoing.
(c)
Each item of Company Registered Intellectual Property is valid, subsisting, and enforceable (or in the case of applications, applied for) and is and at all times has been maintained in compliance with Applicable Laws, and all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the PRC or foreign jurisdictions for purposes of prosecuting and maintaining such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has provided to Purchaser copies of all of the pending patent applications included in Company Registered Intellectual Property. Section 3.12(c) of the Disclosure Schedule attached hereto lists (i) all Company Registered Intellectual Property, including the record owner thereof and the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made, and (ii) all material unregistered Intellectual Property owned by or filed in the name of the Company as of the Agreement Date.
(d)
The Company has no Liability for past infringement, misappropriation or other violation of any Third-Party IP Rights. The conduct of the Business by the Company does not (i) infringe, misappropriate or otherwise violate any Third-Party IP Rights, (ii) breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of any Third-Party IP Rights, or (iii) constitute unfair competition or unfair trade practices under the laws of any jurisdiction. There is no reasonable basis for a claim that the conduct of the Business by the Company infringes, misappropriates or otherwise violates any Third-Party IP Rights. There is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned IP Rights by any third party, including by any current or former employee, consultant or contractor of the Company. The Company has not brought any Proceeding for infringement, misappropriation or other violation of any Company-Owned IP Rights or for breach of any Company IP Rights Agreement. The Company has not (A) been named as a party in any Proceeding (or received any notice or threat of any Proceeding) which involves a claim of infringement, misappropriation or other violation of any Third-Party IP Right or which contests the validity, ownership or right of the Company to exercise any right in or to any Intellectual Property, (B) received any notice or other communication that involves an offer to license or grant any other rights or immunities under any Third-Party IP Rights or (C) received any opinion of counsel that the conduct of the Business by the Company infringes, misappropriates or otherwise violates any Third-Party IP Rights. None of Company-Owned IP Rights is subject to any Proceeding or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company-Owned IP Rights.
(e)
Section 3.12(e)(i) of the Disclosure Schedule lists all the Company IP Rights Agreements pursuant to which another Person grants a license (exclusive or non-exclusive) of the Licensed IP Rights to the Company. Except as set forth in Section 3.12(e)(ii) of the Disclosure Schedule, none of Seller or any of its Affiliates has granted any outbound licenses under the Transferred Assets. Except as set forth on Section 3.12(e)(ii) of the Disclosure Schedule, the Company is not bound by, and no Company-Owned IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, convey, transfer, make available, assert or enforce any Company-Owned IP Rights. Except for the Company-Owned IP Rights and the Licensed IP Rights, there is no Intellectual Property necessary for the Business. Immediately following the Closing, Purchaser will have the right to use, exploit, convey, transfer, make available, assert or enforce the Company-Owned IP Rights and the Licensed IP Rights on substantially the same terms and conditions as existed with respect to the Company and the Business immediately before the Closing.
(f)
Each employee (or any former director, officer or employee of Company) has assigned to the Company all Intellectual Property that such individual solely or jointly conceived, reduced to practice, developed or made during the period of such person’s employment or engagement relationship with the Company that (i) relate to the Business, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services or duties for the Company.
(g)
Without limiting Section 3.12(f), the Company has secured from all of the Company’s current and former consultants, advisors, employees, directors, officers and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Intellectual Property for or on behalf of the Company exclusive ownership of all such Person’s rights in and to such Intellectual Property. Without limiting the foregoing, the Company has obtained written and enforceable agreements from each such Person pursuant to which such Person has assigned such ownership to the Company. None of the current or former shareholders, employees, consultants, advisors, directors or independent contractors of the Company has any right, license, claim or interest in or with respect to Company-Owned IP Rights.
(h)
None of the current or former employees, officers, consultants, advisors or independent contractors of the Company (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition by virtue of such Person’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) has developed or is developing any Intellectual Property for or on behalf of the Company that is subject to any agreement under which such Person has assigned or would be required to assign (or otherwise granted or would be required to grant) to any other Person any rights in or to such Intellectual Property. The employment of any current or former employee of the Company or the use by the Company of the services of any current or former directors, consultants, advisors or independent contractors has not, and does not, subject the Company to any Liability to any other Person for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such other Person. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in Company IP Rights.
(i)
No government funding, facilities of a university, college, other educational institution or research center was used in the development of Company-Owned IP Rights. None of the current and former consultants, advisors, employees, directors, officers and independent contractors of the Company has performed any services for any government, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company.
(j)
The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
(k)
[***].
3.13
Taxes.
(a)
The Company (i) has timely filed all Tax Returns, provided all information and supplied all notices and computations relating to Tax, and (ii) has paid and discharged all Taxes required to be paid or discharged (whether or not shown on any Tax Return). All such Tax Returns were and remain true, accurate and complete in all material respects and were prepared in compliance with Applicable Laws.
(b)
The Company is not the beneficiary of any concession or extension of time within which to file any Tax Returns, and no assessments for any Tax have been threatened, claimed, proposed or assessed against the Company by any Tax Authority. The Company has not received any notice from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority regarding the Company or (ii) have been raised by any Tax Authority and not yet finally resolved. The Company has not become liable to pay any penalty, fine, surcharge, or interest relating to Tax. The Company has in its possession or control, and maintains, accurate records and information to enable it to determine its Liabilities for Tax and to deliver correct and complete Tax Returns.
(c)
The Company is neither a party to nor bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company has no Liability or potential Liability to another party under any such agreement.
(d)
The Company has withheld all Taxes required to have been withheld, including income tax and other relevant contributions under the applicable Tax law, and has timely paid over such withheld amounts to the appropriate Tax Authority when due, in connection with any amounts paid or owing to any employee, consultant, independent contractor, creditor, shareholder, or other third party, and has timely filed all Tax Returns required to have been filed in respect of any such withholdings.
(e)
The Company has never entered into, or been party to, any scheme, arrangement, transaction or series of transactions, the main purpose or one of the main purposes of which was to avoid, defer or reduce Taxation, or which were required to be notified to a Tax Authority.
(f)
All transactions or arrangements entered into by the Company have been made on arm’s length terms. All R&D Claims made by the Company have been duly made on a proper basis within applicable time limits, and no Tax Authority has disputed or challenged and so far as Sellers are aware, are not likely to dispute or challenge, the Company’s entitlement to make any such claim and/or the expenditure included in or the amount of any such claim.
(g)
No part of the consideration for the sale of any Purchased Equity will be treated as employment income of any Person. No Tax will arise to Purchaser or any of the Company as a result of or in connection with any of the Transaction other than the Stamp Taxes. No Taxes are required to be paid in order for the Closing to occur other than the Equity Transfer Taxes.
(h)
The Company is not treated for any Tax purpose (including any applicable double taxation agreement) as a resident in a country other than the country of its incorporation and the Company has no branch, agency or permanent establishment in a country other than the country of its incorporation. The Company has not been required to file any Tax Return with, nor has been liable to pay any Taxes to, any Tax Authority in any jurisdiction in which the Company is not currently filing any Tax Returns.
(i)
The Company has complied in all material respects with all applicable conditions imposed under applicable Law in respect of any tax incentive, Relief, concession, or other special tax treatment claimed by the Company.
(j)
The Company has not waived nor extended in writing any statute of limitations in respect of Taxes.
(k)
The Company is in possession and control of all material records and documentation and any other information that it is obliged by applicable Law to hold, maintain, preserve and retain for the purposes of any Tax and of sufficient information to enable it to compute accurately its liability to Tax arising on or before Closing in so far as it relates to any event occurring on or before the Closing Date.
3.14
Material Contracts.
(a)
Section 3.14(a) of the Disclosure Schedule attached hereto correctly and completely lists all Material Contracts to which the Company is a party or by which it is bound. “Material Contracts” means any written or oral:
(i)
Contracts for capital expenditures in excess of US$5,000 each;
(ii)
Company IP Rights Agreements;
(iii)
Contracts with any customer, supplier, collaboration partner, licensee or sublicensee, licensor, assignor or assignee;
(iv)
Contracts with any Governmental Authority;
(v)
Contracts relating to the acquisition or disposition of a business (whether by merger, sale of share, sale of a material amount of assets or otherwise) by the Company;
(vi)
Contracts regarding confidentiality, non-solicitation or noncompetition or that provide for “most favored nations” terms or right of first refusal or first offer in favor of any Person or establish exclusive sale or purchase obligations with respect to any product or service anywhere in the world;
(vii)
Contracts with respect to any Indebtedness;
(viii)
employment and employment-related Contracts with any past or current employee;
(ix)
severance, separation or settlement Contracts under which any party has any continuing or unsatisfied obligations;
(x)
collective bargaining Contracts or any Contracts with any labor union or political party of the PRC;
(xi)
distribution, sales representatives or similar Contracts;
(xii)
management, partnership, joint venture, strategic partnership or operating Contracts or other similar Contracts;
(xiii)
Contracts conferring a power of attorney to act on behalf of any member of the Company;
(xiv)
Contracts involving any resolution or settlement of any actual or threatened Proceeding or release of or compromise;
(xv)
Contracts with any Related Party (or Affiliate of a Related Party);
(xvi)
Contracts entered into with or in connection with LaNova; and
(xvii)
any other Contract that is otherwise material to the Company.
(b)
All Material Contracts and all other Contracts or instruments to which the Company is a party or is bound are in full force and binding upon the Company and the other party thereto and no default by the Company has occurred thereunder and no default by any other contracting party has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by the Company under any Material Contract or other Contract or instrument to which the Company is a party or is bound. Complete and accurate copies of all written Material Contracts (including any amendments, supplements or waivers thereto) and complete and accurate descriptions of all other Material Contracts have been delivered to Purchaser.
3.15
Related Party Transaction. Section 3.15 of the Disclosure Schedule attached hereto sets forth every direct or indirect business relationship (other than normal employment relationships) between the Company, on the one hand, and the present or former officers, directors, employees or shareholders (including Seller) of the Company or any of Seller’s Affiliates, on the other hand (each, a “Related Party”). All commercial transactions between any Company and a Related Party are on arm’s length terms. To the extent that any transactions between any Company and a Related Party are not on arm’s length terms, the entry into such transactions on non-arm’s length terms would not reasonably be expected to materially and adversely impact the Tax liabilities of the Company. Except as set forth in Section 3.15 of the Disclosure Schedule attached hereto, no Related Party (or Affiliate of a Related Party) directly or indirectly: (i) owns any property or right, whether tangible or intangible, which is used by the Company; (ii) has any claim or cause of action against the Company; (iii) owes any money to the Company or is owed money from the Company; (iv) is a party to any Contract or other arrangement, written or oral, with the Company; or (v) provides services or resources to the Company or is dependent on services or resources provided by the Company. No Related Party (or Affiliate of a Related Party) is engaged in any business which competes with the Company.
3.16
Governmental Subsidies. Any Governmental Subsidy applied for, received and used by the Company has been so applied for, received and used in accordance in all material respects with Applicable Laws and any Contracts between the Company and the applicable Governmental Authority. Any and all conditions and performance and compliance requirements relating to the Governmental Subsidies received by the Company have been fully satisfied by the Company. None of the Governmental Subsidies will become repayable or revocable as a consequence of the Transaction.
3.17
Bank Accounts. Section 3.17 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company (at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to: (i) sign checks or other documents with respect to such account; (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (iii) input or release payments from such account.
3.18
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any other Transaction Document or the Transaction based upon arrangements made by or on behalf of the Company.

3.19
Full Disclosure. No representation or warranty by the Company or Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement, each Seller, individually and severally, hereby additionally represents and warrants to Purchaser as set forth in this ARTICLE IV.

4.1
Qualification. Such Seller has the full legal capacity to enter into this Agreement and each other Transaction Document to which such Seller is a party, and each other deed, agreement, document or certificate to which he or she may become a party pursuant to this Agreement or any other Transaction Document to which such Seller is a party, and to perform his or her obligations under this Agreement, each other Transaction Document to which such Seller is a party and each other such deed, agreement, document or certificate executed in connection herewith.
4.2
No Conflict; Required Filings and Consents.
(a)
The execution and delivery of this Agreement and each other Transaction Document by such Seller does not, and the performance of this Agreement and each other Transaction Document and the consummation of the Transaction, by such Seller will not, (i) conflict with or violate any Applicable Law by which any property or asset of Seller or any Seller is bound or affected, or (ii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, revocation, withdrawal, suspension, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any material property or asset of such Seller pursuant to, any Contract or permit to which such Seller is a party or by which such Seller or any material property or asset of such Seller is bound or affected.
(b)
The execution and delivery of this Agreement and each other Transaction Document to which it is a party by such Seller does not, and the performance of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transaction, including the Transaction, by such Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Person (including any Governmental Authority), other than the Regulatory Filings.
4.3
Ownership of Equity Interests.
(a)
Each Seller is the sole legal and beneficial owner of the percentage of the Purchased Equity set forth opposite such Seller’s name on Schedule A attached hereto, free and clear of any Encumbrances, and, is entitled to sell and transfer such the Purchased Equity to Purchaser, free and clear of any and all Encumbrances. Except for such the Purchased Equity, such Seller does not hold (legally or beneficially) any Equity Interests in the Company. Except as contained in this Agreement, there are no outstanding contractual obligations of such Seller that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any securities of the Company.
(b)
To the extent such Seller is a Nominee Holder with respect to any Equity Interests in the Company held by such Seller for the benefit of a Beneficial Owner thereof as set forth opposite such Seller’s name on Schedule A attached hereto, such Seller holds such Equity Interests for the sole benefit of the Beneficial Owner and has no other right, title, interest, benefit or claim to such Equity Interests.

(c)
Except as set forth in Schedule A attached hereto, there are no voting trusts, proxies or other entrustment arrangements, agreements or understandings to which any Seller is a party or is bound with respect to the ownership, voting, transfer or other disposition of such Seller’s Equity Interests in the Company.
4.4
Absence of Litigation. There is no Proceeding pending or threatened against such Seller before any Governmental Authority, or any of their respective assets or properties that would prevent the consummation of the Transaction contemplated hereby or under the other Transaction Documents.
4.5
No Claims. Such Seller does not have any Liabilities, commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, obligations, costs, expenses, and compensation of any kind and nature, to or against the Company, whether arising under any Applicable Law or Contract, whether written or oral or otherwise at law or in equity, whether known and unknown and suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Seller’s decision to enter into this Agreement, and such Seller does not intend to (or cause any of its Representatives to) seek to recover any amounts from the Company. Such Seller has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim against the Company.
4.6
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any other Transaction Document or the Transaction based upon arrangements made by or on behalf of Seller.
4.7
Acknowledgments.
(a)
Such Seller acknowledges and agrees that he or she has received a copy of this Agreement and each other Transaction Document and familiarized itself with the terms and conditions contained in this Agreement and such other Transaction Document, including the representations and warranties contained herein and the indemnification obligations of Sellers pursuant to ARTICLE VIII.
(b)
Such Seller has had an opportunity to review with his or her own tax advisors the Tax consequences of the Transaction. Such Seller understands that he or she must rely solely on their respective advisors and not on any statements or representations made by Purchaser, the Company or any of their respective Representatives. Such Seller understands that he or she, and not Purchaser or the Company, shall be responsible for any Tax liability for such Seller that may arise as a result of the Transaction.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Sellers as set forth in this ARTICLE V.

5.1
Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its Business, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transaction.
5.2
Due Authorization. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transaction have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the

Transaction. This Agreement and the other Transaction Documents to which it is a party has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other Parties or parties thereto, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
5.3
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of Purchaser.
5.4
Acknowledgments. Purchaser acknowledges and agrees that it has received and reviewed a copy of each LaNova Assignment and License Agreement and understands and will assume, through the Company as the party thereto, the rights and obligations of the Company and LaNova under each such LaNova Assignment and License Agreement. Purchaser will cause the Company to use commercially reasonable efforts to continue to perform its obligations under each LaNova Assignment and License Agreement pursuant to the terms thereof after the Closing.
ARTICLE VI

COVENANTS AND AGREEMENTS
6.1
Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms or (y) the Closing (the “Pre-Closing Period”), the Company and Sellers shall, and shall cause their respective Representatives to: (a) provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to all assets, books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Purchaser and Purchaser’s Representatives with copies of all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Purchaser may reasonably request.
6.2
Conduct of Business. During the Pre-Closing Period:
(a)
the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the Agreement Date;
(b)
the Company shall use reasonable efforts to preserve intact its business organization and maintain its relations and goodwill with all collaboration partners, licensees, sublicensees, and other Persons having business relationships with the Company;
(c)
the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Equity Interests or other securities, or repurchase, redeem or otherwise reacquire any Equity Interests or other securities;
(d)
the Company shall not sell, issue or authorize the issuance of or authorize, effect or otherwise pursue any transaction, reorganization or restructuring that would have the effect of selling, issuing or authorizing the issuance of: (i) any Equity Interest or other security; (ii) any option or right to acquire any Equity Interest (or cash based on the value of any Equity Interest) or other security; or (iii) any instrument convertible into or exchangeable for any Equity Interest (or cash based on the value of any Equity Interest) or other security;
(e)
the Company shall not amend or permit the adoption of any amendment to the Company’s Organizational Documents;

(f)
the Company shall not form any Subsidiary or acquire any Equity Interest or other interest in any other Person;
(g)
the Company shall not make any capital expenditure or cash payment;
(h)
the Company shall not: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;
(i)
the Company shall not: (i) acquire, lease or license any right or other asset from any other Person; (ii) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person; or (iii) waive or relinquish any right, except in the case of each of clauses (i)-(ii), in the ordinary course of business consistent with past practices;
(j)
the Company shall not: (i) lend money to any Person (except that the Company may make routine travel and business expense advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any indebtedness;
(k)
the Company shall not: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Company Employee Plan; (iii) pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment; (iv) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) hire or make an offer to hire any new employee on a full-time, part-time, consulting or other basis, or (vii) terminate any employee;
(l)
the Company shall not change any of its methods of accounting or accounting practices in any material respect (other than as required by the Accounting Principles);
(m)
the Company shall not prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), change its residence for Tax purposes or acquire or establish any new branch, permanent establishment or other taxable presence outside of its jurisdiction of Tax residence, enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, amend a Tax Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute, notice, audit, discovery assessment, enquiry or query relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;
(n)
the Company shall not commence or settle any Proceeding;
(o)
the Company shall not accelerate the collection of any accounts receivable or delay the payment of any accounts payable;
(p)
the Company shall not write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable, account payable or other indebtedness;

(q)
the Company shall not make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance;
(r)
the Company shall maintain and enforce any Company-Owned IP Rights, except in each case if, prior to any deadline to maintain or enforce any such Company-Owned IP Rights, the Company has provided reasonable prior written notice to, and consulted in good faith with, Purchaser with respect thereto; and
(s)
the Company shall not agree or commit to take any actions described in clauses “(c)” through “(r)” above.
6.3
No Transfer. During the Pre-Closing Period, without Purchaser’s prior written consent, no Seller shall sell, transfer, assign, Encumber or otherwise dispose of any the Purchased Equity held by or on behalf of such Seller to any Person and the Company shall not assist with or reflect any such sale, transfer, assignment, Encumbrance or other disposition on the business license or registration records of the Company.
6.4
Bank Accounts. To the extent the Company has more than one bank account, during the Pre-Closing Period, the Company shall, and each Seller shall cause the Company to, close all but one bank account as designated by Purchaser in writing.
6.5
Public Announcements. Each of the Company (prior to the Closing) and Sellers shall not, and shall cause their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement, any other Transaction Document or the Transaction or use Purchaser’s or any of its Affiliates’ names or refer to Purchaser or any of its Affiliates directly or indirectly in connection with Purchaser’s relationship with the Company or any Seller in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Purchaser, unless required by Applicable Laws.
6.6
Disclosure of Confidential Information. As an inducement for the Parties to enter into this Agreement, each of the Parties agrees that for the longest period permitted by Applicable Laws following the Agreement Date, such Party shall, and shall cause such Party’s Affiliates and Representatives to, maintain all Confidential Information in confidence and shall not, directly or indirectly, disclose or use any Confidential Information to any Person other than pursuant to or enforce the rights under the Transaction Documents. If such Party is required by Applicable Laws to disclose any Confidential Information, such Party shall (a) provide the Company with prompt written notice before such disclosure in order that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such information and (b) cooperate with the Company in attempting to obtain such order or assurance. “Confidential Information” means information regarding the Company, the Business, the Transaction Documents or the Transaction to the extent it is not generally available to the public, including: (i) information regarding the Company’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances or purchasing; (iii) information regarding the Company’s other Representatives, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding the Company’s current or prospective customers, including information regarding their identities, contact Persons and purchasing patterns; (v) information regarding the Company’s current or prospective vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans regarding the Company; (vii) information regarding the Company’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Company’s trade secrets and proprietary information; (ix) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Company’s current, future or proposed products or services (including information concerning the Company’s research, experimental work, development, design details and specifications, and engineering); and (x) the terms and existence of any Transaction Document or the Transaction; provided that “Confidential Information” shall not include (i) information which is or becomes part of the public domain by publication or otherwise without breach of this Agreement by the receiving Party or its Representatives; (ii) information which was properly in the possession of the receiving Party or its Representatives at the time of disclosure; (iii) information which was received by the receiving Party or its Representatives from a third party having the legal right to transfer the same; or (iv) independently developed by the receiving Party or its Representatives without reference to the disclosing Party.
6.7
Covenant Not to Compete.
(a)
As an inducement for Purchaser to enter into this Agreement, each Seller agrees that from and after the Closing and continuing for the lesser of seven (7) years from the Closing Date or the longest time permitted by Applicable Laws, such Seller shall not and shall cause his, her or its Affiliates to not do any one or more of the following, directly or indirectly:
(i)
engage or participate, anywhere in the world (the “Territory”), as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in a business competitive with the Business, including, without limitation, the research, development, manufacture, sale, license, or otherwise exploit any molecule, compound or product targeting Claudin 18.2 in any form (including monospecific, bispecific, multiple specific antibodies or antibody drug conjugates) or otherwise competitive with CD4B anywhere in the Territory;
(ii)
hire, attempt to hire, employ or attempt to employ any employee of the Company as an employee, consultant or independent contractor for such Seller or on such Seller’s own behalf or on behalf of any other Person that engages, directly or indirectly, in such competitive business as described in clause (i) above in the Territory; or
(iii)
make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements concerning the Company or Purchaser, or any of their respective officers, directors, employees, shareholders or agents (or any of their products or services).
(b)
To “engage” in a business means (i) to render services in (or with respect to) the Territory for that business, or (ii) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. Each Seller hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect Purchaser, the Company and their respective Subsidiaries.
(c)
The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 6.7 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder.
(d)
Each Seller agrees that, in the event of any breach or threatened breach by such Seller of any covenant, obligation or other provision set forth in this Section 6.7: (i) Purchaser, the Company and their respective Affiliates will suffer irreparable harm which cannot adequately be compensated by monetary damages; and (ii) Purchaser, the Company and their respective Affiliates shall be entitled, without proof of actual damages, in addition to and without limiting any other remedy that may be available to it, including monetary damages, to obtain: (x) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (y) an injunction restraining such breach or threatened breach. Each Seller further agrees that none of Purchaser, the Company and their respective Affiliates shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.7, and each Seller irrevocably waives any right it may have to require any of Purchaser, the Company and their respective Affiliates to obtain, furnish or post any such bond or similar instrument.
6.8
Tax Matters.
(a)
Prior to the Closing Date, the Company shall prepare or cause to be prepared and timely file all Tax Returns for the Company that are due (taking into account any validly obtained extensions in the ordinary course of business) prior to the Closing Date (the “Company Pre-Closing Returns”). The Company shall provide drafts of any Company Pre-Closing Return that is an income or other material Tax Return to Purchaser for review no less than thirty (30) days prior to the due date for timely (taking into account any validly obtained extensions) filing of such Tax Return (or reasonably in advance of filing if the due date for such Company Pre-Closing Return is within 30 days of the date of this Agreement or if such Company Pre-Closing Return is a non-income Tax Return) and consider in good faith any comments that Purchaser submits with respect to such Company Pre-Closing Return.
(b)
Each Seller shall cooperate fully, as and to the extent reasonably requested by Purchaser or the Company, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Purchaser’s and/or the Company’s request) the provision of records and information which are reasonably necessary to any such Proceeding and being available on a mutually convenient basis to provide additional information and explanation of any matters provided hereunder. The Company and Sellers shall retain, and on Closing provide to Purchaser, all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (including extensions) of the respective Pre-Closing Tax Periods, and abide by all record retention agreements entered into with any Tax Authority.
(c)
Sellers shall, jointly and severally, defend, pay, compensate, indemnify, reimburse and hold harmless the Indemnified Persons for any (i) income Taxes or withholding Taxes payable by the Company on behalf of the Shareholders for any Pre-Closing Tax Period and (ii) any income Taxes or withholding Taxes paid or payable by Purchaser or the Company on behalf of Sellers that are related or attributable to the transactions contemplated by this Agreement, including, without limitation, the payments pursuant to Sections 2.2 and 2.8 and any Equity Transfer Taxes (or the failure to obtain the refund or repayment thereof).
6.9
Further Assurance; Cooperation. Each Seller shall, and shall cause the Company to, during the Pre-Closing Period and within twelve (12) months after the Closing, (a) duly and timely make all filings and registrations, obtain all Consents and give all notices that Purchaser determines as necessary or desirable to be made, obtained and given by any Seller or the Company, whether in connection with the Transaction or the existence, operation and good standing of the Company prior to or after the Closing, (b) fully and timely cooperate with Purchaser or the Company in making, obtaining or giving any such filing, registration, Consents and notices if Purchaser or the Company decides to do so on its own, (c) permit Purchaser to review (and consider in good faith the views of Purchaser in connection with) any documents prepared by any Seller or the Company before submitting such documents to any Governmental Authority as contemplated under the immediately preceding clause (a), and (d) promptly provide Purchaser with copies of all such filings, Consents, notices and other documents made, obtained or submitted by Sellers or the Company with, from or to any Governmental Authority in relation thereto.
ARTICLE VII

CLOSING CONDITIONS
7.1
Conditions to Obligations of Sellers. The obligation of the Company and Sellers to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Seller Representative (on behalf of Sellers).
(a)
Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the Agreement Date and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of such Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date.
(b)
Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.
(c)
No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or commenced any Applicable Law, Order or Proceeding (whether temporary, preliminary or permanent) having the effect of prohibiting or delaying the consummation of the Transaction, and no Governmental Authority shall have indicated in writing its intention to imminently take any such action.
7.2
Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser.
(a)
Representations and Warranties. The representations and warranties of the Company and Sellers set forth in this Agreement shall be true and correct in all respects as of the Agreement Date and on and as of the Closing Date with the same effect as though such representations and warranties were made as of such Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date.
(b)
Agreements and Covenants. Each of the Company and Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Party at or prior to the Closing Date.
(c)
No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or commenced any Applicable Law, Order or Proceeding (whether temporary, preliminary or permanent) having the effect of prohibiting or delaying the consummation of the Transaction, and no Governmental Authority shall have indicated in its intention to imminently take any such action.
(d)
No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing Date.
(e)
Regulatory Filings. The applicable Regulatory Filings shall have been completed to the satisfaction of Purchaser prior to or as of the applicable date required for each such Regulatory Filing.
(f)
Closing Deliverables. Purchaser shall have received the agreements, certificates and other documents required to be delivered by the Company and Sellers pursuant to Section 2.7(b).
ARTICLE VIII

INDEMNIFICATION

8.1
Survival.
(a)
General. The representations and warranties made by the Company and Sellers in this Agreement and in any certificate delivered to Purchaser pursuant to this Agreement as of the Agreement Date or as of the Closing shall survive the Closing until the expiration of the longest statute of limitations applicable thereto, as may be extended by any Applicable Law; provided, however, that if, at any time on or prior to the applicable expiration time, any Indemnified Person delivers to any Indemnifying Person a Claim Notice pursuant to the provisions of Section 8.3, then the claim or any related claims asserted in such Claim Notice shall survive such expiration time until such time as such claim or claims are settled or otherwise fully and finally resolved.
(b)
Fraud. Notwithstanding anything to the contrary contained in Section 8.1, the limitations set forth in Section 8.1 shall not apply in the event of any fraud, intentional misrepresentation, gross negligence or willful misconduct committed by the Company (prior to the Closing), any Seller or by any director, officer or other employee of the Company (collectively, “Fraud”), whether or not such director, officer or other employee was acting on behalf of the Company or any Seller in committing such Fraud, and such related rights set forth in Section 8.1 shall survive indefinitely.
(c)
Representations Not Limited. The Parties hereby agree that: (i) the Indemnified Persons’ rights to indemnification contained in this ARTICLE VIII relating to the representations, warranties, covenants and obligations under this Agreement of the Company and Sellers are part of the basis of the bargain contemplated by this Agreement; and (ii) such representations, warranties, covenants and obligations, and the rights and remedies of the Indemnified Persons under this Agreement with respect to such representations, warranties, covenants and obligations, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnified Persons shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnified Persons or any of their Representatives (regardless of whether obtained through any investigation by any Indemnified Person or any Representative of any Indemnified Person or through disclosure by the Company, any Seller or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a Indemnified Person or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.
8.2
Indemnification by Sellers.
(a)
Sellers (each, a “Indemnifying Person” and collectively, the “Indemnifying Persons”) shall, jointly and severally, defend, pay, compensate, indemnify, reimburse and hold harmless Purchaser, its Representatives and their respective Affiliates, including the Company after the Closing (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”), against and from any and all claims, Liabilities, losses, damages, costs, decline in value, injuries, judgments, awards, settlements, fines, penalties, Taxes, and expenses, including costs and expenses of investigation and defense and reasonable fees and expenses of attorneys, experts and other professionals (collectively, “Indemnifiable Damages”), suffered or incurred by the Indemnified Persons, whether or not due to any third-party claim, relating to, arising from or as a result of:
(i)
any breach of any representation or warranty made by the Company or any Seller in this Agreement or in any certificate delivered to Purchaser pursuant to this Agreement as of the Agreement Date or as of the Closing;
(ii)
any breach of any of the covenants or obligations of the Company or any Seller in this Agreement;

(iii)
any inaccuracy in any of the Cash amount or the Indebtedness amount set forth in the Closing Cash and Indebtedness Certificate, or any breach of the representation, warranty and covenant in Section 2.3(b);
(iv)
regardless of the disclosure of any matter set forth in the Disclosure Schedule or this Agreement, any and all Pre-Closing Taxes or any Liabilities of or relating to Purchaser or the Company for Taxes (and all costs and expenses related thereto, including professional fees and expenses) pursuant to Section 6.8;
(v)
any refusal or failure by any Seller to consummate the Closing, including, without limitation, by failing to achieve any closing condition set forth in Section 7.2 or deliver any closing deliverables set forth in Section 2.7(b), after Purchaser has paid or caused to be paid the Equity Transfer Taxes pursuant to Section 2.3;
(vi)
regardless of the disclosure of any matter set forth in the Disclosure Schedule or this Agreement, any claims by any current or former record or beneficial holder or owner or alleged current or former record or beneficial holder or owner of any Equity Interests the Company relating to, based upon or arising from this Agreement, any other Transaction Document or the Transaction;
(vii)
any Fraud in connection with, or relating directly or indirectly to, (A) the negotiation, execution, delivery or performance of this Agreement and any other Transaction Documents, (B) any of the Transaction, (C) the due diligence investigation conducted by Purchaser, its Affiliates and their respective Representatives with respect to the Company, or (D) any discussions or information regarding the Company or Sellers; or
(viii)
any claim or Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clauses (i) through (vii) above (including any Proceeding commenced by any Indemnified Person for the purpose of enforcing any of its rights under this Section 8.2).
(b)
For purposes of Section 8.2(a)(i), with respect to each representation or warranty contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification, any such qualification shall be disregarded for purposes of determining the existence of any inaccuracy in or breach of any representation or warranty and calculating the amount of any Indemnifiable Damages that is subject to indemnification hereunder.
8.3
Claim Procedures. Any claim for indemnification, compensation or reimbursement pursuant to this ARTICLE VIII (and, at the option of any Indemnified Person, any claim based upon Fraud) shall be brought and resolved exclusively as follows:
(a)
If any Indemnified Person has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this ARTICLE VIII or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby, such Indemnified Person may deliver a claim notice (a “Claim Notice”) to the Seller Representative (on behalf of each Indemnifying Person). Each Claim Notice shall, to the extent practicable, (i) contain a brief description of the facts and circumstances supporting the Indemnified Person’s claim; and (ii) if then known, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Person might be entitled, subject to modification by the Indemnified Person in good faith from time to time (the “Claimed Amount”).
(b)
If the Seller Representative (on behalf of each Indemnifying Person) notifies the Indemnified Person in writing after receipt of the Claim Notice that such Indemnifying Person disputes the indemnification liabilities to the Indemnified Person, the Parties shall negotiate in good faith to seek a mutual acceptable solution and scheme, and if the Parties fail to reach an agreement within forty-five (45) days after the Seller Representative’s notice described above, such dispute shall be resolved pursuant to Section 10.14. If the Seller Representative agrees to the claim specified in the Claim Notice in writing, such claim specified by in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Person and the Indemnifying Person shall pay the Claimed Amount to the Indemnified Person on demand or, in the case of any Claim Notice in which the Claimed Amount (or any portion thereof) is estimated, on such later date when the Claimed Amount (or such portion thereof) becomes finally determined.
8.4
Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding against Purchaser, the Company, or any of their respective Affiliates) with respect to which any Indemnified Person may become entitled to indemnification, compensation or reimbursement pursuant to this ARTICLE VIII, such Indemnified Person shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own with counsel reasonably satisfactory to the Indemnifying Person. If such Indemnified Person proceeds with the defense of any such claim or Proceeding:
(a)
subject to the other provisions of this ARTICLE VIII, all reasonable expenses (including attorneys’ fees) relating to the defense of such claim or Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise of such claim or Proceeding) shall be borne and paid exclusively by the Indemnifying Person;
(b)
the Indemnifying Person shall make available to Indemnified Person any documents and materials in such party’s possession or control that may be necessary to the defense of such claim or Proceeding; and
(c)
the Indemnified Person shall have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Indemnifying Person; provided, however, that if the Indemnified Person settles, adjusts or compromises any such claim or Proceeding without the consent of the Indemnifying Person, then such settlement, adjustment or compromise shall not be evidence of the amount of Indemnifiable Damages incurred by the Indemnified Person in connection with such claim or Proceeding.
(d)
if the Indemnified Person does not elect to proceed with the defense of any such claim or Proceeding, the applicable Indemnifying Person is entitled to proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person shall give the Indemnifying Person prompt notice of the commencement of any such Proceeding against the Indemnified Person.
8.5
Payment of Amounts Due. Unless otherwise agreed by the Seller Representative (on behalf of each Indemnifying Person) in writing, any indemnification amount pursuant to this ARTICLE VIII that is due to any Indemnified Person hereunder shall be payable by each Indemnifying Person by wire transfer of immediately available funds to the account(s) indicated by the Indemnified Person within ten (10) Business Days after the expiration of the twenty (20) Business Days or the Seller Representative’s agreement referred to in Section 8.3(b) or in accordance with the final arbitration award issued pursuant to Section 10.14.
ARTICLE IX

TERMINATION
9.1
Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

(a)
by mutual written consent of Purchaser, the Company and the Seller Representative;
(b)
by Purchaser, on the one hand, or by the Company or the Seller Representative, on the other hand, upon the issuance by any Governmental Authority of an order, decree restraining, enjoining or otherwise prohibiting the Transaction contemplated by this Agreement, which order, decree or ruling shall have become final and non-appealable;
(c)
by Purchaser, on the one hand, or by the Company or the Seller Representative, on the other hand, if the Closing shall not have occurred on or before 5:00 p.m. (U.S. Eastern Time) on the sixtieth (60th) date after the Agreement Date (the “Outside Date”), without constituting a breach of contract by either Party;
(d)
by Purchaser, upon a breach of any covenant or agreement on the part of the Company or any Seller set forth in this Agreement, or if any representation or warranty of the Company or any Seller shall be or have become untrue, in either case, such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in the case of any breach by the Company or Seller, if such breach is not curable through the exercise of commercially reasonable efforts or, if so curable, continues unremedied until the earlier to occur of (i) the Outside Date and (ii) a period of [***] after the Company or the Seller Representative have received written notice from Purchaser of the occurrence of such failure or breach;
(e)
by the Company or the Seller Representative, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied and if such breach is not curable through the exercise of commercially reasonable efforts or, if so curable, continues unremedied until the earlier of (i) the Outside Date and (ii) a period of [***] after Purchaser has received written notice from Seller of the occurrence of such failure or breach.
9.2
Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force and effect (other than ARTICLE I, Sections 6.4 and 6.6, ARTICLE X and this Section 9.2) without any liability or obligation on the part of any Party hereto, except that no such termination shall relieve any Party hereto of any Liability for damages resulting from any willful breach by such Party of this Agreement.
ARTICLE X

GENERAL PROVISIONS
10.1
Seller Representative.
(a)
Appointment. Each Seller hereby irrevocably nominates, constitutes and appoints the Seller Representative as his or her agent and true lawful attorney in fact, with full power of substitution, to act in the name, place and stead of such Seller for purposes of executing any documents and taking any actions that the Seller Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with the Seller Representative’s duties and obligations under this Agreement and each other Transaction Document.
(b)
Authority. Each Seller hereby grants to the Seller Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Seller (in the name of any or all of Sellers or otherwise) any and all documents that the Seller Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Seller Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by this Agreement and each other Transaction Document, including any amendment to or waiver of any term of this Agreement or any other Transaction Document. Notwithstanding anything to the contrary set forth in any Transaction Document: (i) Purchaser, each Indemnified Person and each such party’s Representatives shall be entitled to deal exclusively with the Seller Representative on all matters relating to all matters relating to any claim for indemnification, compensation or reimbursement under ARTICLE VIII; and (ii) Purchaser, each Indemnified Person and each such party’s Representatives shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.
(c)
Power of Attorney. Each Seller recognizes and intends that the power of attorney granted in this Section 10.1 is coupled with an interest and is irrevocable and shall survive the death, incapacity, dissolution, liquidation or winding up of each Seller. If the Seller Representative resigns or is otherwise unable to fulfill his responsibilities hereunder, including, in the event the Seller Representative dies or is disabled, Sellers shall (by consent of Sellers entitled to receive at least a majority of the Equity Transfer Consideration), within ten (10) days after such resignation, inability, death, or disability, appoint a successor to the Seller Representative (who shall be reasonably satisfactory to Purchaser) and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Seller Representative as Seller Representative hereunder. If for any reason there is no Seller Representative at any time, all references herein to the Seller Representative shall be deemed to refer to Sellers.
(d)
No Liability. The Seller Representative shall not incur any liability to any Seller relating to the performance of its duties as authorized hereunder or the failure to act. The relationship created between the Seller Representative and any Seller shall not be construed as a joint venture or any form of partnership.
10.2
No Waiver Relating to Fraud. The liability of any Person under ARTICLE VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE VIII, shall be deemed a waiver by any party to this Agreement of any right or remedy that such party may have at law or in equity based on any other Person’s Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for such Fraud; (b) the time period during which a claim for such Fraud may be brought; or (c) the recourse which any such party may seek against such Person with respect to a claim for such Fraud.
10.3
Amendments. Subject to Applicable Laws, the Parties may amend or modify this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of Purchaser, the Company and the Seller Representative (on behalf of Sellers).
10.4
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed properly given and delivered: (i) if delivered by hand, when delivered; (ii) if mailed by registered or certified mail (return receipt requested), the third (3rd) Business Day after being mailed; (iii) if sent via facsimile or email on a Business Day before 5:00 p.m. (recipient’s time) on the day sent (and receipt is confirmed), when transmitted; (iv) if sent via facsimile or email on a day other than a Business Day (and receipt is confirmed), or if sent via facsimile or email after 5:00 p.m. (recipient’s time) on the day sent (and receipt if confirmed), on the Business Day following the date sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the Parties at the following address, facsimile number or email address (or at such other address, facsimile number or email address for a party as shall be specified by like notice in writing given to the other Parties in accordance with this Section 10.4):

if to Purchaser and, after the Closing, the Company:

I-Mab Biopharma Hong Kong Limited
c/o I-MAB Biopharma US Limited
Suite 400, 2440 Research Blvd
Rockville, Maryland 20850
Attention: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
555 California Street
Suite 2000
San Francisco, CA 94104
Attention: [***]
E-mail: [***]

if to the Company (prior to the Closing):

Room 301, No. 47, Lane 200, Zilong Road
Wujing Town, Minhang District, Shanghai
(in Chinese, 上海市闵行区吴泾镇紫龙路200弄47号301室)
Attention: [***]
E-mail: [***]

if to Sellers, at the addresses set forth in Schedule A attached hereto;

if to the Seller Representative:

Room201, No 5, Lane 500, Zilong Road
Minhang District, Shanghai
(in Chinese, 上海市闵行区紫龙路500弄5-201)
Attention: [***]
Email: [***]

10.5
Interpretation. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. Any references in this Agreement to “RMB” shall be to the lawful currency of the PRC.
10.6
Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (PDF)), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.
10.7
Entire Agreement; Parties in Interest. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all the Annexes and Exhibits attached hereto, the Schedules, including the Disclosure Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder (except that ARTICLE VIII is intended to benefit the Indemnified Persons).
10.8
Conflict. In the event of any ambiguity, discrepancy or inconsistency between the this Agreement and the Annexes, Exhibits and Schedules hereto, including, without limitation, the Short-Form EPA, this Agreement shall prevail and control.
10.9
Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; except that Purchaser may assign any or all of its rights under this Agreement (including its indemnification rights under ARTICLE VIII), in whole or in part, to its Affiliates or a third party, without obtaining the consent or approval of any other Parties or of any other Person, provided that such Affiliate or third party transferee expressly assumes in writing the obligations of Purchaser under this Agreement, including the payments hereunder (except to the extent previously paid), and Purchaser shall deliver a copy of such written agreement to the Seller Representative within five (5) Business Days following such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
10.10
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any applicable jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.
10.11
Remedies Cumulative; Specific Performance. Subject to the terms and conditions of this Agreement and subject to the limitations contained herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. It is accordingly agreed that the Parties shall be entitled to any equitable relief (including an injunction or injunctions) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive the requirement of any posting of a bond relating to the remedies described herein.
10.12
Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Except as set forth herein, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.13
Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).
10.14
Dispute Resolution.
(a)
Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, invalidity, interpretation, performance, breach or termination thereof or any dispute regarding contractual or non-contractual obligations arising out of or relating to it (a “Dispute”), shall be referred to and finally resolved by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with the ICC Rules of Arbitration as then in effect when arbitration is commenced (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause.
(b)
The arbitration shall be conducted by a tribunal of three (3) arbitrators. Each Party shall nominate one arbitrator for confirmation, with the third arbitrator to be jointly nominated by the two co-arbitrators within thirty (30) days of the confirmation of the second arbitrator. If the two co-arbitrators do not nominate the third arbitrator within that period, the third arbitrator shall be appointed by the ICC Court. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English. The arbitral award shall be final and binding and enforceable in any court of competent jurisdiction.
(c)
The tribunal shall adopt the IBA Rules on the Taking of Evidence in International Arbitration in effect at the time the arbitration is commenced. It also is the intention of the Parties that the arbitration be concluded, including the issuance of the Final Award, within six (6) months of approval of the Terms of Reference and they confer in good faith to agree on procedures and a schedule to meet this six-month deadline. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures and a schedule to effect such intent.
(d)
The arbitrators shall have the power to order that all or part of the legal or other costs, including reasonable attorneys’ fees, incurred by a Party in connection with the arbitration be paid by the other Party. Until the arbitrators decide on the allocation of costs, each Party shall bear an equal share of the arbitrators’ fees and costs and any administrative fees of arbitration.
(e)
Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.
(f)
This arbitration agreement in this Section 10.14 shall be governed by and construed in accordance with the United States Federal Arbitration Act (FAA) and, to the extent not inconsistent with the FAA, the laws of the State of New York, without regard to conflict of law principles that would require application of the laws of another jurisdiction.
(g)
Notwithstanding anything in this Section 10.14 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary to protect the rights or property of such Party, pending the selection of the arbitrators or pending the arbitrators’ determination of the merits of any Dispute. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrators with respect to any Dispute subject to arbitration under this Agreement (including the power to determine the arbitrability of any Dispute).
10.15
Fees and Expenses. Each Party shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party relating to the Transaction, including all fees, costs, expenses and Taxes thereon incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement, the other Transaction Documents and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection herewith or therewith, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transaction and (c) the consummation of the Transaction.
10.16
Attorneys’ Fees. If any action, suit or other Proceeding relating to any Transaction Document or the enforcement of any provision hereof or thereof is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
10.17
Rules of Construction. The Parties have been represented by counsel during the negotiation, preparation and execution of the Transaction Documents and, therefore, hereby waive, with respect to any Transaction Document, each Annex, Exhibit and Schedule attached hereto and thereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
10.18
Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have duly executed this Equity Purchase Agreement as of the date first above written.

PURCHASER

I-MAB BIOPHARMA HONG KONG LIMITED

By:

Name: Xi-Yong (Sean) Fu, Ph.D.

Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have duly executed this Equity Purchase Agreement as of the date first above written.

BRIDGE HEALTH BIO-TECH (SHANGHAI) CO., LTD.
(桥健生物科技（上海）有限公司)

By:

Name: Wentao Huang (黄文韬)
Title: Legal Representative

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have duly executed this Equity Purchase Agreement as of the date first above written.

SELLERS

__________________________________________
Wentao Huang (黄文韬)

__________________________________________
Jun Mao (毛俊)

__________________________________________
Caixian Qian (钱才先)

__________________________________________
Runsheng Li (李润生)

SELLER REPRESENTATIVE

__________________________________________
Runsheng Li (李润生)

[Signature Page to Equity Purchase Agreement]

Exhibit A

FORM OF PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit A

Exhibit B

SHORT-FORM EPA

Exhibit B

Schedule A

COMPANY EQUITY OWNERSHIP

[***]

Schedule A

Schedule B

SELLERS’ PRO RATA SHARE OF PAYMENTS
(SUBJECT TO TAX DEDUCTION AND WITHHOLDING)

[***]

Schedule B

Schedule C

KEY EMPLOYEES

[***]

Schedule C

Schedule D

DISCLOSURE SCHEDULE

[***]

Schedule D